Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SILK ROAD MEDICAL, INC.

1.	The name of the corporation is: Silk Road Medical, Inc. (the “Corporation”).

2.
The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, county of New Castle, 19808.  The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.
The nature of the business or purposes to be conducted or promoted is:  management services and any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

4.
The total number of shares of all classes of stock which the Corporation shall have authority to issue is:  One Hundred (100); all of such shares shall be shares of common stock, par value $0.001 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized:

a.	To make, alter or repeal the by-laws of the Corporation (the “By-Laws”).

b.	To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

c.	To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

Exhibit 3.1
d.
By a majority of the whole board of directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  The By-Laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the board of directors, or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending this Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

e.
When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

7.	Elections of directors need not be by written ballot unless the By-Laws shall so provide.

a.
Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws.

b.
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Exhibit 3.1
8.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.	Indemnification; Limitation of Liability.

a.	The Corporation shall indemnify (and advance expenses to) its officers and directors to the full extent permitted by the DGCL, as amended from time to time.

b.
To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

c.
No amendment to or repeal of this provision, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 9, shall apply to or have any effect on (i) the liability or alleged liability of any director of the Corporation or (ii) the indemnification and advancement rights of any director or officer, in each case, for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.  If the DGCL is amended to permit further elimination or limitation of the personal liability of directors or to permit greater indemnification or advancement rights of directors and officers, then the directors and officers of the Corporation shall be protected from liability (whether through exculpation, indemnification or advancement rights) the fullest extent permitted by the DGCL as so amended.

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